Exhibit 5.1

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022-7650
+1 212 521 5400
Fax +1 212 521 5450
reedsmith.com

September 30, 2009

Talecris Biotherapeutics Holdings Corp.

P.O. Box 110526

4101 Research Commons

79 T.W. Alexander Drive

Research Triangle Park, North Carolina 27709

Ladies and Gentlemen:

We have acted as counsel for Talecris Biotherapeutics Holdings Corp., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) pursuant to the registration statement on Form S-1 filed by the Company on September 30, 2009 (“Abbreviated Registration Statement”) with the Securities and Exchange Commission (the “Commission”).  The Shares are being offered for sale together with the securities registered pursuant to the registration statement on Form S-1 (333-144941) of the Company that was declared effective by the Commission on September 30, 2009 (the “Initial Registration Statement”).  All of the Shares are to be sold by the selling stockholder identified in the Initial Registration Statement, including Shares to cover over-allotments, if any, as described in the Initial Registration Statement, and are herein referred to as the “Secondary Shares”.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.  As to questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, we are of the opinion that the Secondary Shares have been duly and validly authorized for issuance and, when issued by the Company to the selling stockholder in exchange for convertible preferred stock as described in the Initial Registration Statement, will be duly and legally issued, fully paid and nonassessable.

We do not express or purport to express any opinions with respect to laws other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law.

NEW YORK • LONDON • HONG KONG • CHICAGO • WASHINGTON, D.C. • BEIJING • PARIS • LOS ANGELES • SAN FRANCISCO • PHILADELPHIA • PITTSBURGH

OAKLAND • MUNICH • ABU DHABI • PRINCETON • NORTHERN VIRGINIA • WILMINGTON • SILICON VALLEY • DUBAI • CENTURY CITY • RICHMOND • GREECE

We consent to the filing of this opinion as an exhibit to the Abbreviated Registration Statement and to the reference to our firm appearing under the caption “Validity of Common Stock” in the prospectus forming part of the Initial Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP